Exhibit 4.1
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT is entered into as of this 17th day of January, 2007 by and between Nastech Pharmaceutical Company Inc. (the “Company”) and American Stock Transfer & Trust Company (the “Rights Agent”).
RECITALS:
     WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement dated February 22, 2000 (the “Rights Agreement”) to provide for, among other things, certain preferred share purchase rights of the Company’s stockholders; and
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to make it clear, for avoidance of doubt, that a bona fide underwriter is excluded from the definition of an “Acquiring Person” under the Rights Agreement.
     NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:
     SECTION 1. Amendment to Rights Agreement. Paragraph (a) of Section 1 of the Rights Agreement is hereby amended by adding the following at the end of such paragraph:
     “For purposes of determining whether a person is an “Acquiring Person” under this Rights Agreement, pursuant to Rule 13d-3(d)(4) under the Securities Exchange Act of 1934, as amended, a person engaged in business as an underwriter of securities who acquires securities through its participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, as amended, shall not be deemed to be the beneficial owner of such securities until the expiration of forty calendar days after the date of such acquisition.”
     SECTION 2. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Rights Agent with respect to the subject matter hereof and thereof. Except as modified by this Amendment, the Rights Agreement remains in full force and effect.
     SECTION 3. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.
     SECTION 4. Counterparts. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
     SECTION 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

NASTECH PHARMACEUTICAL COMPANY INC.
By:	/s/ Steven C. Quay
	Name:	Steven C. Quay
	Title:	Chairman of the Board, President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmek
	Name:	Herbert J. Lemmek
	Title:	Vice President